Exhibit 99.2

PROXY
AND
VOTING AGREEMENT

THIS PROXY AND VOTING AGREEMENT (this “Agreement”), dated as of June    , 2005, is entered into by and between ServiceMagic, Inc., a Delaware corporation (“Parent”), and Sunbelt Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), on the one hand, and                            (“Stockholder”) on the other hand, and, with respect to Section 7(k) only, ImproveNet, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, concurrently herewith, Parent, Merger Sub, and the Company have entered into an Agreement and Plan of Merger, of even date herewith (as such agreement may hereafter be amended from time to time in conformity with the provisions thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company and the Company shall be the surviving corporation and become a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, Stockholder is the beneficial owner (as defined below) of                    (              ) shares of common stock, $0.001 par value per share, of the Company (such shares, together with all other shares of capital stock or other voting securities of the Company with respect to which the Stockholder has beneficial ownership as of the date of this Agreement, and any shares of capital stock or other voting securities of the Company, beneficial ownership of which is directly or indirectly acquired after the date hereof, including, without limitation, shares received pursuant to any stock splits, stock dividends or distributions, shares acquired by purchase or upon the exercise, conversion or exchange of any option, warrant or convertible security or otherwise, and shares or any voting securities of the Company received pursuant to any change in the capital stock of the Company by reason of any recapitalization, merger, reorganization, consolidation, combination, exchange of shares or the like, are referred to herein as the “Stockholder Shares”); and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Merger Sub have requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Definitions.  For the purposes of this Agreement, terms not defined herein but used herein and defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement, unless the context clearly indicates otherwise.

2.                                       Voting Agreement.  Stockholder hereby agrees with Parent and Merger Sub that, at any meeting of the Company’s stockholders, however called, Stockholder shall appear at each such meeting, in person or by proxy, or otherwise cause all Stockholder Shares then outstanding to be counted as present thereat for purposes of establishing a quorum, and Stockholder shall vote, or cause to be voted (or in connection with any written consent of the Company’s stockholders, act, or cause to be acted, by written consent, if so permitted) with respect to all Stockholder Shares that Stockholder is entitled to vote or as to which Stockholder has the right to direct the voting, as of the relevant record date, (i) in favor of approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any proposal that is intended to, or is reasonably likely to result in any of the conditions of the Parent’s or Merger Sub’s obligations under the Merger Agreement not being fulfilled; and (iii)  against (A) any Takeover Proposal (as defined in the Merger Agreement), or (B) the election of a group of individuals to replace a majority or more of the individuals presently on the Board of Directors of the Company; provided that if one or more individuals presently on the Board of Directors withdraws his or her nomination for reelection at any meeting of stockholders for the election of directors, Stockholder may vote for a replacement director nominated by the Company’s Board of Directors for such individual(s).

3.                                       Proxy.

(a)                                  Stockholder hereby irrevocably (but subject to the termination provisions of Section 6 hereof) constitutes and appoints Merger Sub, which shall act by and through Rodney Rice and Lee Spiegler (each, a “Proxy Holder”), or either of them, with full power of substitution, its true and lawful proxy and attorney-in-fact to vote at any meeting (and any adjournment or postponement thereof) of the Company’s stockholders called for purposes of considering whether to approve the Merger Agreement and transactions contemplated thereby, any Takeover Proposal or any other transaction described in Section 2 hereof, or to execute a written consent of stockholders in lieu of any such meeting (if so permitted), all Stockholder Shares held by Stockholder of record as of the relevant record date in favor of the approval of the Merger Agreement and transactions contemplated thereby and against any Takeover Proposal or any other action described in Section 2(iii)(B) hereof.

(b)                                 The proxy and power of attorney granted herein shall be deemed to be coupled with an interest sufficient in law to support a proxy and shall revoke all prior proxies granted by Stockholder which conflict with the proxy granted herein.  Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and power of attorney.  Stockholder shall not grant any proxy to any person which conflicts with the proxy granted herein, and any attempt to do so shall be void.  The power of attorney granted herein is a durable power of attorney and shall survive the insolvency, incapacity, death or liquidation of Stockholder, as the case may be.

(c)                                  If Stockholder fails for any reason to vote his, her or its Stockholder Shares as required by Section 2 hereof, then the Proxy Holder shall have the right to vote the Stockholder Shares at any meeting of the Company’s stockholders and in any action by written consent of the Company’s stockholders in accordance with this Section 3.  The vote of a Proxy Holder shall control in any conflict between a vote of such Stockholder Shares by a Proxy Holder and a vote of such Stockholder Shares by Stockholder with respect to the matters set forth in Section 3(a) hereof.

4.                                       Director and Officer Matters Excluded.  Parent and Merger Sub acknowledge and agree that no provision of this Agreement shall limit or otherwise restrict Stockholder with respect to any act or omission that Stockholder may undertake or authorize in Stockholder’s capacity as a director or officer of the Company, including, without limitation, any vote that Stockholder may make as a director or officer of the Company with respect to any matter presented to the Company Board.

5.                                       Other Covenants, Representations and Warranties.  Stockholder hereby represents and warrants to, and covenants with, Parent and Merger Sub as follows:

(a)                                  Title to Stockholder Shares.  Stockholder is the “beneficial owner” (as such term is defined in Rule 13(d)(3) promulgated under the Exchange Act, “beneficial owner”) of all the Stockholder Shares.  Except as set forth in Annex 1, attached hereto, Stockholder has sole voting power and the sole power of disposition with respect to all of the Stockholder Shares outstanding on the date hereof, and will have sole voting power and sole power of disposition with respect to all of the Stockholder Shares acquired by such Stockholder after the date hereof upon the exercise, conversion or exchange of any option, warrant or convertible security owned or held by Stockholder as of the date hereof, with no limitations, qualifications or restrictions on such rights.  Stockholder is the sole record holder (as reflected in the records maintained by the Company’s transfer agent) of the Stockholder Shares outstanding on the date hereof.

(b)                                 Power; Binding Agreement.  Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder’s obligations under this Agreement.  The execution, delivery and performance of this Agreement by Stockholder will not violate any agreement or court order to which Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust.  This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

(c)                                  Restriction on Transfer, Proxies and Non-Interference; Stop Transfer.  Except as expressly contemplated by this Agreement, during the term of this Agreement, Stockholder shall not, directly or indirectly:  (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder Shares or any interest therein; (ii) grant any proxies or powers of attorney with respect to any Stockholder Shares which conflict with Section 3(a) hereof and the proxy granted herein or deposit any Stockholder Shares into a voting trust or enter into a voting agreement with respect to any Stockholder Shares; or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of Stockholder’s obligations under this Agreement.  Stockholder further agrees with and covenants to Parent that Stockholder shall not request that the Company register the transfer of any certificate or uncertificated interest representing any of the Stockholder Shares, unless such transfer is made in compliance with this Agreement.  Stockholder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent.

(d)                                 No Consents.  To his, her or its knowledge, the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder will not, require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

(e)                                  Notification of Parent.  Stockholder hereby agrees, while this Agreement is in effect, to notify Parent and Merger Sub promptly of the number of any additional shares of capital stock and the number and type of any other voting securities of the Company acquired by such Stockholder, if any, after the date hereof.

(f)                                    Reliance by Parent and Merger Sub.  Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

(g)                                 Sophistication.  Stockholder acknowledges being an informed and sophisticated investor and, together with Stockholder’s advisors, has undertaken such investigation as they have deemed necessary, including the review of the Merger Agreement and this Agreement, to enable the Stockholder to make an informed and intelligent decision with respect to the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby.

(h)                                 Permitted Transfers.  Notwithstanding Section 5(c), any Stockholder that is a natural person shall have the right to transfer Stockholder Shares to (1) any Family Member; (2) the trustee or trustees of a trust for the benefit of Stockholder and/or one or more Family Members; (3)  the executor, administrator or personal representative of the estate of Stockholder; or (4) any guardian, trustee or conservator appointed with respect to the assets of Stockholder;  provided that in the case of any such transfer, the transferee shall, as a condition to such transfer, execute an agreement to be bound by the terms and conditions of this Agreement.  “Family Member” means the Stockholder’s spouse, father, mother, issue, brother or sister.

6.                                       Termination.  The voting agreement and proxy granted pursuant to Sections 2 and 3 hereof shall terminate immediately upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms, and (b) the Effective Time.

7.                                       Miscellaneous.

(a)                                  Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b)                                 Assignment.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, and any attempted assignment in violation hereof shall be void; provided, however, that Parent may, in its sole discretion, assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent.

(c)                                  Amendments, Waivers, Etc.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(d)                                 Notices.  Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) one (1) Business Day after depositing with an internationally recognized overnight courier, (c) on the date sent when delivered by facsimile transmission prior to the close of business on a Business Day and one (1) Business Day after facsimile transmission at any other time, or (d) five (5) Business Days after mailing by registered or certified mail, postage prepaid, return receipt requested, in each case, addressed as follows:

if to Parent or Merger Sub:	ServiceMagic, Inc.
14023 Denver West Pkwy, Suite 200
Golden, CO 80401
Attn: General Counsel
Fax: (303) 963-8334

with a copy to:	Gibson, Dunn & Crutcher LLP
333 S. Grand Ave.
Los Angeles, California 90071
Attention: Karen E. Bertero
Facsimile: (213) 229-7520

if to Stockholder, to:	such address for Stockholder as set forth on the signature page hereto or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(e)                                  Severability.  If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, the parties agree to replace such provision with a provision that is legal, valid and enforceable and that will achieve, to the greatest extent possible, the economic, business and other purposes of such invalid or unenforceable provision.  Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

(f)                                    No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(g)                                 Governing Law; Submission to Jurisdiction; Waivers; Consent to Service of Process; Waiver of Jury Trial.  This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof.  Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought in the Court of Chancery in the State of Delaware to the fullest extent permitted by Applicable Law and, to the extent not so permitted, in any court sitting in the State of Delaware, and each of the parties hereto hereby (x) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the aforesaid courts.  Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 7(d).  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 7(g), (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by Applicable Law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  To the extent that a party to this Agreement is not otherwise subject to service of process in the State of Delaware, such party hereby appoints National Registered Agents, Inc., 9 East Loockerman Street, Suite 1B, Dover, DE 19901, as such party’s agent in the State of Delaware for acceptance of legal process, and agrees that service made on such agent shall have the same legal effect as if served upon such party personally within the State of Delaware.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

(h)                                 Counterparts.  This Agreement may be executed by facsimile and in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

(i)                                     Further Assurances.  At the request of any party to another party or parties to this Agreement, such other party or parties shall execute and deliver such instruments or documents to evidence or further effectuate (but not to enlarge) the respective rights and obligations of the parties and to evidence and effectuate any termination of this Agreement.

(j)                                     Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages.

(k)                                  Company Stop Transfer Agreement.  The Company hereby acknowledges the restrictions on transfer of the Stockholder Shares contained in Section 5(c) hereof.  The Company agrees not to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Stockholder Shares, unless such transfer is made pursuant to and in compliance with this Agreement.  The Company further agrees to instruct its exchange agent (the “Exchange Agent”) not to exchange any certificate or uncertificated interest representing any Stockholder Shares, until (i) the Exchange Agent has received Parent’s consent to such an exchange, or (ii) this Agreement has been terminated pursuant to Section 6 hereof.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

SERVICEMAGIC, INC.

By:
Name:
Title:

SUNBELT ACQUISITION CORP.

By:
Name:
Title:

STOCKHOLDER:

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO (with respect to Section 7(k)):

IMPROVENET, INC.

By:
Name:
Title:

[Signature Page to Proxy and Voting Agreement]